Exhibit 99.1

Epiq Names Cerner Co-Founder Paul N. Gorup and Former Thompson

Reuters Legal Business President Michael Suchsland to its Board

James A. Byrnes and Charles C. Connely, IV to Retire From the Board;

Douglas M. Gaston Named Lead Independent Director

Kansas City, Kan. Feb. 10, 2016 — Epiq Systems, Inc. (“Epiq”) (NASDAQ: EPIQ), a leading global provider of professional services and integrated technology solutions for the legal profession, today announced its Board of Directors (the “Board”) has appointed Paul N. Gorup and Michael Suchsland as independent directors effective March 2, 2016, following Epiq’s 2015 earnings release and Form 10-K filing on March 1. Messrs. Gorup and Suchsland will replace James A. Byrnes and Charles C. Connely, IV, who will retire from their roles as directors immediately prior to Epiq’s 2016 annual shareholder meeting.

Additionally, the Board selected Douglas M. Gaston to succeed W. Bryan Satterlee as lead independent director, effective as of Epiq’s 2016 annual meeting. Mr. Satterlee was appointed lead independent director in 2014. Mr. Gaston joined the Board as an independent director in August 2014 following his retirement as regional managing director for BKD, LLP, a national accounting and advisory firm where he was a partner for nearly 25 years.

Paul N. Gorup is a co-founder and former chief of innovation of Cerner Corporation, a leading provider of health information technologies. He played a critical role in the company’s formative years and in launching Cerner’s first widely available commercial solution. In 1987, Mr. Gorup left Cerner and co-founded Broadcast Data Systems (BDS), which grew to operate one of the largest global commercial electronic monitoring systems before it was acquired by Nielsen in 1998. He returned to Cerner in 1999 and launched the company into new markets with data services and later analytics solutions for life sciences, biosurveillance technology and medical devices. He holds an M.B.A. from Dartmouth College.

Michael Suchsland brings 25 years of experience in executive and senior advisor roles for legal and information services and software companies, including Thomson Reuters where he was president of its legal business segment from 2012 to 2014. Prior to that, he was senior vice president, then president, of Thomson Reuters’ corporate/government/academic business. He is currently a principal at Joplin Consulting, a firm he founded in 2014, which serves private equity firms and companies in information, software and services. Mr. Suchsland holds an M.B.A. with distinction from Northwestern University.

“Paul and Mike bring in-depth knowledge and experience in leading large, technology-oriented organizations that will make them important contributors to our Board,” said Tom W. Olofson, chairman and chief executive officer. “Paul is a technology pioneer and innovator, as well as the co-founder of a highly successful public company. Mike brings critical expertise in legal technology and strategic direction. We look forward to benefitting from their experience and knowledge.”

Mr. Olofson continued, “Paul’s and Mike’s appointments, along with naming Doug Gaston as our Board’s lead independent director, reflect our commitment to adding new independent voices and industry specific talent to our Board and our responsiveness to shareholder input on our corporate governance practices. Since joining the Board in 2014, Doug has made significant contributions to the company, and his values and executive management experience align perfectly with this important Board position. We also appreciate Bryan Satterlee’s service as our lead independent director and his continued service on the Board.”

“Finally, we are grateful to Jim and Chuck for their outstanding service to the Board and the company. Both have provided valuable insight and experience during the company’s steady growth as a public company, and we thank them for their many contributions.”

About Epiq Systems

Epiq (NASDAQ: EPIQ) is a leading global provider of integrated technology and services for the legal profession, including electronic discovery, bankruptcy, and class action and mass tort administration. Our innovative solutions are designed to streamline the administration of litigation, investigations, financial transactions, regulatory compliance and other legal matters. Epiq’s subject-matter experts bring clarity to complexity, create efficiency through expertise and deliver confidence to our clients around the world. For more information, visit us at www.epiqsystems.com.

Investor Contacts
Kelly Bailey Epiq Systems 913-621-9500 kbailey@epiqsystems.com	David Collins/Chris Eddy Catalyst Global 212-924-9800 epiq@catalyst-ir.com

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